                                                                  EXECUTION COPY


                                    AGREEMENT
                                    ---------


         This AGREEMENT (this "Agreement") is made and entered into as of July 30, 2004 by and among (a) Pegasus Communications Corporation, a Delaware corporation ("PCC") (on its own behalf and on behalf of its direct and indirect subsidiaries (other than Pegasus Satellite Communications, Inc. ("PSCI") and its direct and indirect subsidiaries) (collectively with PCC, the "Company")), (b) the statutory committee of unsecured creditors duly appointed in the Chapter 11 Cases (as defined below) (the "Committee") and (c) each member of the Official Committee of Unsecured Creditors (the "Committee") appointed in the Chapter 11 Cases (as defined below) listed on the signature pages of this Agreement (individually, a "Consenting Holder," and collectively, the "Consenting Holders).

                                    RECITALS

         WHEREAS, on June 2, 2004 (the "Petition Date"), PSCI and substantially all of its direct and indirect subsidiaries (the "Debtors") filed voluntary petitions for relief with the United States Bankruptcy Court for the District of Maine (the "Bankruptcy Court") commencing cases (the "Chapter 11 Cases") under chapter 11, title 11 of the United States Code (the "Bankruptcy Code");

         WHEREAS, the Debtors are in the business of providing direct broadcast satellite television ("DBS") services in certain rural areas through agreements with the National Rural Telecommunications Cooperative ("NRTC") called the "NRTC/Member Agreements for Marketing and Distribution of DBS Services" (as amended, the "Member Agreements"), and NRTC, in turn, obtains the services for distribution to the Debtors and to certain other members and affiliates of NRTC through a contract with DIRECTV, Inc. ("DIRECTV") called the "DBS Distribution Agreement" (as amended, the "DBS Agreement");

         WHEREAS, prior and subsequent to the Petition Date, the Debtors were, and continue to be, engaged in litigation (the "Litigation") with NRTC and DIRECTV concerning the Member Agreements and DBS Agreement and certain related matters;

         WHEREAS, the Debtors, the Company, NRTC, DIRECTV, the Committee and the Consenting Holders have agreed to settle these disputes pursuant to a Global Settlement Agreement, dated as of July 30, 2004 (the "Global Settlement Agreement"), providing for the exchange of various releases, and the Debtors have agreed to sell to DIRECTV, and DIRECTV has agreed to acquire from the Debtors, the assets associated with the DBS business pursuant to an Asset Purchase Agreement, dated as of July 30, 2004 (the "Asset Purchase Agreement"), for a purchase price of $937,719,121.00 (subject to adjustment as provided therein) and the assumption of certain liabilities;

         WHEREAS, PCC is the ultimate parent of the Debtors and holds a Promissory Note, dated June 28, 2002, issued by PSCI (the "PSCI Note");

         WHEREAS, each Consenting Holder is a beneficial owner, or an investment adviser or manager for a beneficial owner (with the power to vote and dispose of investments on behalf of such beneficial owner), of claims against one or more Debtors (the "Claims") in the amounts listed below its name on the signature pages hereto;

         WHEREAS, the Company, the Committee and the Consenting Holders have engaged in good faith negotiations with the objective of reaching an agreement (the "Settlement") with regard to (a) a settlement of the Debtors dispute with NRTC and DIRECTV pursuant to the Global Settlement Agreement and the Asset Purchase Agreement, (b) the disposition of the broadcast assets of Pegasus Broadcast Television, Inc. ("PBTI") and certain of its affiliates that own or operate broadcast television stations and (c) certain related matters, in each case substantially on the terms set forth in the Term Sheet attached as Exhibit A hereto (the "Term Sheet");

         WHEREAS, in order to facilitate the implementation of the Settlement, each Consenting Holder is prepared to commit, as set forth in more detail herein, during the period commencing on the date hereof and ending on the date a Termination Event (as defined herein) first occurs, and no longer, not to sell, transfer or assign any of the Claims except as permitted herein; and

         WHEREAS, the Company, the Committee and each Consenting Holder is prepared to commit, on the terms and subject to the conditions of this Agreement and applicable bankruptcy law, to support the Settlement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Committee and the Consenting Holders hereby agree as follows:

         1. Restriction on Transfer. Each Consenting Holder represents that, as of the date hereof, it is the beneficial owner, or an investment adviser or manager for a beneficial owner (with the power to vote and dispose of investments on behalf of such beneficial owner), of the Claims listed below its name on the signature pages hereto. Each Consenting Holder hereby agrees that, during the period commencing on the date hereof and ending on the date that a Termination Event first occurs, and no longer, it may sell, transfer or assign any Claims or any option thereon or any right or interest therein, provided, however, that each Consenting Holder shall maintain beneficial ownership of sufficient Claims to maintain membership on the Committee as stated in the Committee By-Laws as in existence on the date hereof.

         2. Support of the Settlement. The Company will take all necessary and appropriate action to support the Settlement and the consummation of the transactions envisioned thereby. The Committee and the Consenting Holders will take all reasonably necessary and appropriate actions to support the Settlement and the consummation of the transactions envisioned thereby. The Committee and each Consenting Holder agree that they shall support any motions or applications filed by the Debtors seeking approval of the Bankruptcy Court for the auction of the Broadcast Assets (as defined in the Term Sheet) pursuant to the procedures and on the timetable described in the Term Sheet and shall not take any action inconsistent with such transaction.

         3. Acknowledgment. This Agreement is not and shall not be deemed to be a solicitation by any Debtor for consents to any plan of reorganization.

         4. Termination of Agreement and Consenting Holders' Obligations. The Company, the Committee and each Consenting Holder may terminate its obligations hereunder and this Agreement shall terminate if any of the following events (any such event, a "Termination Event") occurs: (i) the Global Settlement Agreement is terminated pursuant to its terms or (ii) the Asset Purchase Agreement is terminated pursuant to its terms (other than a termination of the Asset Purchase Agreement that results in a draw under the Letter of Credit (as defined in the Asset Purchase Agreement) pursuant to Section 3.4 thereof) and the Debtors do not substantially contemporaneously enter into an agreement to sell the DBS business to another buyer for consideration equal to or greater than the consideration provided in the Asset Purchase Agreement or (iii) the effective date of a plan of reorganization.

         5. Representations and Warranties. The Company and each Consenting Holders represents and warrants to each other the following statements are true, correct and complete as of the date hereof:

                  (a) Corporate Power and Authority. It has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.

                  (b) Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or LLC action on its part.

                  (c) No Conflicts. The execution, delivery and performance by it of this Agreement do not and shall not (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its certificate of incorporation or bylaws or other organizational documents or those of any of its subsidiaries or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party.

                  (d) Governmental Consents. The execution, delivery and performance by it of this Agreement do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, except such filings as may be necessary in connection with the commencement of the Chapter 11 Cases, the approval of a disclosure statement and the confirmation of a plan of reorganization.

                  (e) Binding Obligation. This Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court.

         6. Further Acquisition of Securities. This Agreement shall in no way be construed to preclude the Consenting Holders from acquiring additional Claims against the Debtors. However, any such additional Claims so acquired shall automatically be subject to the terms of this Agreement.

         7. Amendments. This Agreement may not be modified, amended or supplemented except in writing signed by the Company, the Committee and each Consenting Holder.

         8. Disclosure. Unless required by applicable law or regulation or a ruling by a court of competent jurisdiction, the Company shall not disclose any Consenting Holder's holdings of Claims without the prior written consent of such Consenting Holder, and if such announcement or disclosure is so required by law or regulation or court ruling, the Company shall afford such Consenting Holder a reasonable opportunity to review and comment upon any such announcement or disclosure prior to such announcement or disclosure. The foregoing shall not prohibit the Company or the Debtors from disclosing the approximate aggregate holdings of Claims by the Consenting Holders as a group or the existence and terms of this Agreement and that the Consenting Holders have expressed support for the Settlement.

         9. Creditors Committee. Notwithstanding anything herein to the contrary, the terms of this Agreement shall not be construed so as to limit any Consenting Holder's exercise of its fiduciary duties to any person arising from its service on the Committee, and any such exercise of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement (but the fact of such service on the Committee shall not otherwise affect the continuing validity or enforceability of this Agreement).

         10. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provision which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, the parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York. By execution and delivery of this Agreement, each of the parties hereto hereby irrevocably accepts and submits itself to the nonexclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, during the pendency of the Chapter 11 Cases, each of the parties hereto hereby agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

         11. Reservation of Rights. This Agreement and the Settlement (including, without limitation, the Global Settlement Agreement and the Asset Purchase Agreement) are part of a proposed settlement of disputes among the parties hereto. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner wave, limit, impair or restrict the ability any party to protect and preserve its rights, remedies and interests, including, without limitation, its Claims against the Debtors. If the transactions contemplated herein (including consummation of the transactions contemplated in the Global Settlement Agreement or the Asset Purchase Agreement) are not consummated, or if this Agreement is terminated for any reason, the parties hereto fully reserve any and all of their rights.

         12. Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof

         13. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the parties and their respective successors, assigns, heirs, executors, administrators and representatives. The agreements, representations and obligations of the Consenting Holders under this Agreement are, in all respects, several and not joint.

         14. Prior Negotiations. This Agreement and the Term Sheet supersede all prior negotiations with respect to the subject matter hereof.

         15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.

         16. No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the parties hereto and no other person or entity shall be a third-party beneficiary hereof.

         17. Consideration. It is hereby acknowledged by the parties hereto that no consideration shall be due or paid to the Consenting Holders for their agreement to support the Settlement or the Company's acquisition of the Broadcast Assets in accordance with the terms and conditions of this Agreement other than the Company's agreement to support the Settlement.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.



                     PEGASUS COMMUNICATIONS CORPORATION

                     (on its own behalf and on behalf of its direct and indirect non-debtor subsidiaries)

                     By: /s/ Ted S. Lodge
                         -------------------------------------------------------
                         Name:  Ted S. Lodge
                         Title: President and Chief Operating Officer

                     LC CAPITAL MASTER FUND


                     By: /s/ Steven Lampe
                         -------------------------------------------------------
                         Name:  Steven Lampe
                         Title: Managing Member


                     Claims:

                     $
                     ----------------

                     SILVER POINT CAPITAL


                     By FORTGANG CONSULTING LLC, Authorized Signatory


                     By: /s/ Chaim Fortgang
                         -------------------------------------------------------
                         Name:  Chaim Fortgang
                         Title: President


                     Claims:

                         $
                         ----------------

                     SINGER CHILDREN MANAGEMENT TRUST and
                     Affiliates

                     By: /s/ Gary Singer
                         -------------------------------------------------------
                         Name:  Gary Singer
                         Title: Investment Advisor


                     Claims:

                         $
                         ----------------

                     STATUTORY COMMITTEE OF UNSECURED CREDITORS


                     By WACHOVIA BANK N.A. (solely in its capacity as Committee Chairperson and not in its individual capacity)


                     By: /s/ Staci E. Marino
                         -------------------------------------------------------
                         Name:  Staci E. Marino
                         Title: Vice President

                                    Exhibit A
                                    ---------

                                   Term Sheet
                                   ----------


         The following sets forth the material terms of the Settlement.

         1. DIRECTV/NRTC Settlement. The Settlement shall be conditioned upon
(i) a sale of the DBS business to DIRECTV pursuant to the Asset Purchase Agreement (whether in connection with a closing thereunder or a draw under the Letter of Credit (as defined in the Asset Purchase Agreement) pursuant to
Section 3.4 thereof) and a settlement of the Litigation pursuant to the Global Settlement Agreement or (ii) a sale of the DBS business to another buyer for consideration equal to or greater than the consideration provided under the Asset Purchase Agreement and an exchange of releases among the Company, the Debtors and the Consenting Holders identical to those contained in the Global Settlement Agreement.

         2. PCC's Acquisition of the Broadcast Assets. Subject to the placement of financing,(1) PCC and the Debtors will enter into an agreement pursuant to which PCC (or its designee) will acquire on the terms set forth in such agreement, at PCC's option, either (a) assets (the "Broadcast Assets") of PBTI and its subsidiaries and the assets of the other Debtors used or necessary to the operation of the Debtors' broadcast business, including, without limitation, FCC authorizations, real property, agreements to operate and options to purchase other broadcast stations and other contract rights and normal working capital levels, in a transaction pursuant to Sections 363 and 365 of the Bankruptcy Code or (b) the stock of reorganized PSC pursuant to a plan of reorganization, in each case in exchange for $75 million in cash (the "Retention Amount). The agreement between PCC and the Debtors with respect to the Broadcast Assets will be subject to higher and better offers pursuant to auction procedures described in Exhibit 1 attached hereto and on substantially the timetable described in
Exhibit 2 attached hereto. In the event that the Broadcast Assets or the stock of reorganized PSC is sold to someone other than PCC (or its designee) or the Debtors retain the Broadcast Assets and the stock of the reorganized Debtors is distributed to their creditors, PCC shall be entitled to reimbursement of out-of-pocket expenses in an amount not to exceed $1.0 million in the aggregate.

         3. Tax Planning. To the extent legally feasible, the plan of reorganization filed by the Debtors, and supported by the Committee and the Consenting Holders, will be structured and implemented in a manner that will be tax-efficient and preserve favorable tax attributes for PCC.



--------
(1) PCC will seek to obtain third party financing to be secured by substantially all the acquired assets of the reorganized PBT and its subsidiaries.

         4. Releases. The plan of reorganization filed by the Debtors, and supported by the Committee and Consenting Holders, shall contain provisions providing for the release, on the Plan's effective date and to the fullest extent permitted by law, of any and all claims owned by, possessed by or derivative of the Debtors against their respective officers and directors. In addition, such plan of reorganization shall provide that all creditors and preferred shareholders will release, to the fullest extent permitted by law, any claims such creditors or preferred shareholders may hold in their individual capacities against the officers and directors of the Debtors, or against PCC and its non-debtor affiliates and their respective officers, directors, employees and advisors.

         5. Employee Compensation. The Debtors will implement, and the Committee and Consenting Holders will support, a KERP on substantially the terms set forth in Exhibit 3 attached hereto.

                                                                       EXHIBIT 1



                                    Terms of
                               Bidding Procedures
                               ------------------

1. A Qualified Bidder (other than PCC) shall accompany its bid with (i) a deposit in a form acceptable to the Debtors in an amount of 5% of the purchase price, (ii) written evidence of a commitment for financing or other evidence of ability to consummate the transaction and (iii) a fully completed form of a Federal Communications Commission (the "FCC") transfer application for the Broadcast Assets and a certification by the Qualified Bidder that it has no reason to believe it cannot be a transferee of the FCC license.

2. A Qualified Bid must provide overall value for the Broadcast Assets to the Debtors of at least $77.5 million.

                                                                       Exhibit 2
                                                                       ---------





                     Timetable for Sale of Broadcast Assets
                     --------------------------------------

     August 23            Circulation of offering memorandum (including
                          form of asset purchase agreement)

                          Debtors file motion seeking approval of sale, auction procedures and bid protections

     September 13         Hearing to approve auction procedures and bid
                          protections

     October 18           Competing bids due

     October 20           Auction (to the extent competing bids received)

     October 22           Hearing to approve sale